Exhibit 10.3

WINN-DIXIE STORES, INC.

EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is made by and between WINN-DIXIE STORES, INC., a Florida corporation (the “Company”), and             , (“Grantee”), as of             , 200_.

RECITALS

A. The Company has adopted and approved the Winn-Dixie Stores, Inc. Equity Incentive Plan (the “Plan”), a copy of which is attached to this Agreement; and

B. The Committee appointed to administer the Plan has determined that Grantee is eligible to participate in the Plan and that it would be to the advantage and best interest of the Company and its stockholders to grant the award of Restricted Stock Units (as defined below) provided for herein to Grantee; and

C. This Agreement is prepared in conjunction with and under the terms of the Plan. Terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan; and

D. Grantee has accepted the grant of the Restricted Stock Units and agreed to the terms and conditions hereinafter stated.

NOW THEREFORE, IN CONSIDERATION OF THE FOREGOING RECITALS AND OF THE PROMISES AND CONDITIONS HEREIN CONTAINED, IT IS AGREED AS FOLLOWS:

ARTICLE I

GRANT OF RESTRICTED STOCK UNITS

Section 1.1 - Grant of Restricted Stock Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company has granted effective [INSERT GRANT DATE] (the “Effective Date”) to Grantee units evidencing a right to receive [INSERT NUMBER OF RSUs] shares of the Company’s common stock, par value $.001 per share (“Stock”) (the “Restricted Stock Units” or “Restricted Stock Unit Award”).

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ARTICLE II

RESTRICTIONS AND VESTING PERIOD

Section 2.1 - Restrictions.

The Restricted Stock Units granted hereunder may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, other than by will or the laws of descent and distribution.

Section 2.2 - Vesting Period.

Subject to the forfeiture provisions set forth in Section 4.1, the Restricted Stock Units shall become vested and shares of Stock shall become deliverable in three equal installments on June 30, 200_, June 30, 200_ and June 30, 200_ (the “Vesting Period”).

Section 2.3 - Accelerated Vesting.

If during the Vesting Period a Change in Control occurs, all Restricted Stock Units shall become 100 percent vested and paid out as of the date of such Change in Control or promptly thereafter, in each case, in accordance with the terms of the Plan.

Section 2.4 - Post-Termination Vesting.

If during the Vesting Period the Grantee’s employment or service terminates as a result of the Company’s termination of the Grantee without Cause (other than as a result of death or Disability) or the Grantee’s resignation for Good Reason and the Grantee continues to comply with Section 7.1 of this Agreement, the Restricted Stock Unit Award shall continue to vest pursuant to Section 2.2 following the date of such termination of the Grantee’s employment or service. For purposes of this Agreement, “Disability” means (i) the Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company or (iii) the Grantee’s inability due to any physical or mental impairment to perform his substantial job functions for a period of 180 days during any 365 day period. For purposes of this Agreement, Grantee shall have the right to resign his employment for “Good Reason” if any of the following events occur without the Grantee’s consent: (i) a reduction by the Company of Grantee’s base salary or bonus opportunity, other than in connection with any across-the-board reduction of base salaries or target bonus opportunities of senior executives of the Company; (ii) the failure of the acquirer of all or substantially all of the assets of the Company to assume this Agreement if the Company is to be liquidated within a reasonable period of time following such acquisition; or (iii) a material diminution in the Grantee’s duties or responsibilities.

ARTICLE III

NO STOCKHOLDER RIGHTS

Section 3.1 - No Stockholder Rights.

Grantee shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units, including, but not limited to, the rights to vote and receive ordinary dividends, until the date of issuance of a stock certificate for such shares. In the event of an adjustment to the Restricted Stock Unit Award pursuant to Section 5(d) of the Plan, then in such event, any and all new, substituted or additional securities to which Grantee is entitled by reason of the Restricted Stock Unit Award shall be immediately subject to the Restrictions and Vesting Period set forth in Sections 2.1 and 2.2 above with the same force and effect as the Restricted Stock Unit Award subject to such Restrictions immediately before such event.

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ARTICLE IV

CESSATION OF EMPLOYMENT

Section 4.1 - Forfeiture.

If, at any time while the Restricted Stock Unit Award is outstanding, the Grantee’s employment or service with the Company or any Subsidiary or Affiliate is terminated for any reason other than those set forth in Section 2.4 of this Agreement, then any unvested Restricted Stock Units pursuant to the Restricted Stock Unit Award shall be forfeited to the Company and neither the Grantee nor any of Grantee’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Stock Unit Award.

ARTICLE V

CERTIFICATES

Section 5.1 - Certificates.

Upon vesting and subject to Section 8(i) of the Plan, the Company will issue a stock certificate for the shares of Stock represented by this Agreement, net of any shares of Stock withheld by the Company to satisfy the payment of mandatory taxes as described in Section 6 herein.

ARTICLE VI

TAXES

Section 6.1 - Taxes.

The Grantee shall be required to pay to the Company in cash all federal, state and local taxes required to be withheld in respect of settlement of Restricted Stock Units, provided, that Committee may allow the Grantee to satisfy payment of taxes due upon vesting of the Restricted Stock Units, by having the Company distribute to the Grantee shares of Stock net of the number of whole shares of Stock the fair market value of which is equal to the minimum amount of federal, state and local taxes required to be withheld under applicable tax laws.

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ARTICLE VII

RESTRICTIVE COVENANTS

Section 7.1 - Restrictive Covenants.

If the Grantee engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, all portions of the Restricted Stock Unit Award which are not then vested shall be cancelled and forfeited.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 - Incorporation of Plan.

This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with it. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

Section 8.2 - Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 5050 Edgewood Court, Jacksonville, Florida 32254-3699, Attention: Corporate Secretary, and to Grantee at the address set forth below or at such other address as either party may hereafter designate in writing to the other by like notice.

Section 8.3 - Successor.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

Section 8.4 - Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Grantee and the Grantee’s legal representative in respect of any questions arising under the Plan or this Agreement.

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Section 8.5 - Amendment.

This Agreement may not be amended in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of such party of a provision of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Grantee has hereunto set Grantee’s hand.

WINN-DIXIE STORES, INC.

BY:

[GRANTEE’S NAME]

Address